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PROSPECTUS SUPPLEMENT NO. 1                     Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated February 4, 1997)                Registration No. 333-20647




                             ASPEN TECHNOLOGY, INC.

                                  COMMON STOCK


     On February 6, 1997, Basil Joffe, one of the Selling Stockholders described in the attached Prospectus dated February 4, 1997 (the "Prospectus"), donated to The Basil and Doreen Joffe Charitable Remainder Trust (the "Trust") an aggregate of 38,000 shares (prior to giving effect to the two-for-one stock split discussed in the Prospectus) of Common Stock offered by the Prospectus. Mr. Joffe is one of the trustees of such Trust and continues to beneficially own the 38,000 shares donated to the Trust.

     All or a portion of the 38,000 shares transferred to the Trust may be sold from time to time by the Trust or by pledgees, transferees or other successors in interest of the Trust. Such sales may be made as set forth under "Plan of Distribution" in the Prospectus. The Trust shall constitute a Selling Stockholder for all purposes of the Prospectus. The Trust does not beneficially own any other shares of Common Stock of the Company.


                                February 7, 1997